Exhibit 21
Subsidiaries of Registrant

Date and % of Voting
Shares, Partnership
Interests, Voting Trust
	Year &	Certificates, apital
Name & Address	State Inc.	Contributions	Description of Activity
Home Federal Savings Bank 1016 Civic Center Drive NW Rochester, MN 55901	1934 Federal Charter	6/29/94 HMN owns 100% of voting shares	Federally Chartered Stock Savings Bank

Osterud Insurance Agency, Inc. DBA Home Federal Investment Svcs. 1016 Civic Center Drive NW Rochester, MN 55901	1983 MN	12/1983 Bank owns 100%	Investment products and financial planning

Security Finance Corporation 1016 Civic Center Drive NW Rochester, MN 55901	1929 MN	12/29/95 HMN owns 100% of voting shares	Corporation invests in Securities, loans and real estate